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                                                                    Exhibit 10.3

                             SETTLEMENT AGREEMENT
                             --------------------

        This Settlement Agreement is entered into by and between The Eastwind Group, Inc., a Delaware Corporation ("Eastwind") and Bruce K. Worrall ("Worrall"). Centennial Printing Corporation, a Delaware Corporation ("Centennial"), and Centennial Racing, Inc., a North Carolina Corporation ("Racing") in settlement of a Demand for Arbitration filed with the American Arbitration Association at No. 14Y4890010897 B/J, "The Eastwind Group, Inc. and Bruce K. Worrall", and the counterclaim brought thereunder ("the Arbitration"). In consideration of the mutual covenants and agreements contained herein, the parties stipulate and agree as follows:

        1. The parties hereby acknowledge the existence of the Amended and Restated Agreement and Plan of Merger By and Between Centennial Printing Corporation, The Eastwind Group, Inc. and Centennial Acquisition Corporation ("Merger Agreement") dated September 30, 1996, subject to the modifications and amendments more fully set forth herein.

        2. Worrall hereby relinquishes any and all right, title and interest to the 9,000 shares of "Eastwind Series B Preferred Stock", evidenced by Stock Certificate No. 1, and more fully described in Sections 102(e) and 1.03(c) of the Merger Agreement and in Exhibit 1.02 (e) "Certificate of Powers, Designations, Preferences and Special Rights of Series B Preferred Stock" of the Merger Agreement and any and all alleged payment in respect thereto since execution of the Merger agreement, and further agrees that the Settlement Agreement cancels all terms of the Merger Agreement related to "Eastwind Series B Preferred Stock" effective as of September 30, 1996. In lieu of a separate stock power, Worrall hereby irrevocably constitutes and appoints William B. Miller, Secretary of Eastwind, attorney to transfer those 9,000 shares of Eastwind Series B Preferred Stock to Eastwind for cancellation on the books of said corporation.

        3. Worrall hereby relinquishes any and all right, title and interest to the "Floor Guarantee of Resale Price of Eastwind Closing Shares" as more fully set forth at (S)5.08 of the Merger Agreement, and agrees that this Settlement Agreement cancels all terms of the Merger Agreement related to the "Floor Guarantee of Resale Price of Eastwind Closing Shares" effective as of September 30, 1996.

        4.      (a)   Within ten (10) days of execution of the Settlement
                Agreement, Eastwind shall issue and deliver to a Worrall a stock certificate for Forty-Five Thousand (45,000) shares of Eastwind common stock and all rights attendant thereto. These shares are in addition to the 182,232 shares of Eastwind common stock already registered to Worrall pursuant to inter alia,
                                                          ----- ----
                Section 1.03(e) and Exhibit 1.02(f) of the Merger Agreement. Thereafter, commencing October 17, 1998, Worrall shall be promised to sell or otherwise dispose of net more than Five Thousand (5,000) of the additional Eastwind Shares in any thirty
                (30) day period. There shall not be any cumulative carryover of any number of shares less than 5,000 not sold in any particular thirty (30) day period.

                (b) As soon as practicably, and prior to September 30, 1998, Eastwind will file with the Securities and Exchange Commission a Registration Statement for the additional 45,000 shares of Eastwind common stock issued


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                and delivered to Worrall hereunder, but only provided that
                Eastwind is then eligible to use Form S-3 Registration Statement for such purpose. To the extent consistent with this provision, the terms of Section 5.07(c), (e) (i)-(iv), (f), (g), (h), (i),
                (j), (k), (l), (m), (p), (q) of the Merger Agreement shall govern the registration rights provided herein. However, Section 5.07(e) shall not apply if Eastwind becomes ineligible at any time during the period specified in Section 5.07(e)(i) to continue to utilize short form registration on Form S-3. At such time, all registration obligations of Eastwind imposed by this Settlement Agreement and the sections of the Merger Agreement specified above shall cease. Moreover, the terms and limitations set forth in Paragraph 4 are applicable only to the additional 45,000 shares of Eastwind Common Stock and the rights and obligations of all parties with respect to the original 182,232 shares of Eastwind common stock remain as more fully set forth in the Merger Agreement, as amended by paragraph 3 above.

        5.      (S)5.05 Promotion, of the Merger Agreement, and the Amendment
                        ---------
                and Restatement of Sponsorship Agreement dated October 1, 1996 obligated Centennial Printing Corporation ("Centennial") to pay to Centennial Racing, Inc. ("Racing"), inter alia. One Hundred
                                                       ----- ----
                Thousand ($100,000.00) Dollars per year for three (3) years, from the effective date. Worrall and Racing hereby relinquish any and all right, title and interest he or Racing has to any payments other than those heretofore paid as provided by these agreements.

        6. The parties hereby ratify and confirm the leases dated the first day of July, 1995 between Bruce K. Worrall and Vicki Worall and Centennial Printing Corporation for Lots 10, Unit 3 on a map of
                Section 7, and lot 25, Unit 3 on a map of Section 10, Lake Naomi, Pocono Pines, Tobyhanna Township, Monroe County, Pennsylvania, as amended October 15, 1996.

        7. (a) Eastwind hereby assumes liability and responsibility for satisfaction of any and all sums due and owing for past sales/use taxes by Centennial to the Commonwealth of Pennsylvania, Department of Revenue, for Assessment No. 934-423-097-042-5 dated April 28, 1997 ("sales/use tax claim") in the original amount of Seven Hundred Seventy-one Thousand Nine Hundred Forty-Seven and 23/100 Dollars ($771,947.23) plus any additional interest and penalties. Eastwind shall have the right to compromise and settle this sales/use tax claim with the Commonwealth. Should no settlement be achieved with regard to this sales/use tax claim, any sum finally determined to be due and owing of the sales/use claim, shall be paid by, and remain solely the obligation of, Eastwind and Centennial. Also, Worrall shall receive a copy of any and all correspondence received by Centennial or Eastwind or their counsel from the Commonwealth of Pennsylvania regarding this sales/use tax claim.

                (b) Eastwind will indemnify and hold harmless Worrall against any claims, losses, damages and liability to the extent permitted under Delaware corporate law (including reasonable attorneys' fees incurred by Worrall in connection with civil proceedings initiated by the Commonwealth to obtain satisfaction of its assessments for the failure of Centennial to pay sales-use taxes) for which Worrall may become subject, insofar as such claim, loss, damages and liability arises out of or is based upon Eastwind's or Centennial's failure to fully satisfy the above-stated sales/use tax claim, including civil penalties and interests, assessed in final assessment from the Commonwealth of Pennsylvania, and does not exceed the total amount assessed by the Commonwealth of Pennsylvania,





















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                including penalties and interest, less any amount paid by
                Eastwind or Centennial in satisfaction of said assessment. Should the Commonwealth of Pennsylvania seek satisfaction of the sales/use tax claim from Worrall, Worrall shall advise Eastwind of such occurrence and provide Eastwind or its counsel with a copy of any and all correspondence received by Worrall or its counsel from the Commonwealth of Pennsylvania.

        8. For and in consideration of the above-described covenants and agreements, The Eastwind Group, Inc., Centennial Printing Corporation, Bruce K. Worrall and Centennial Racing, Inc. hereby release, remise and discharge each other, their heirs, executors, administrators, predecessors, successors, insurers, departments, divisions, parents, subsidiaries, subdivisions and affiliated companies, and present and former directors, officers, employees, shareholders, principals, agents, servants and assigns, and any and all related persons, entities, associations or corporations, whether herein referred to or not, their predecessors, successors and assigns, of and from any manner of claims, actions, causes of action, suits, debts, dues, accounts, controversies, bonds, liabilities, demands, obligations, liens, rights, damages, costs, expenses and/or compensation, judgements and demands whatsoever, in law or in equity, including any claims related to or resulting from any representations or warranties contained in the Merger Agreement other than as more fully provided herein, or any nature whatsoever, that the releasing parties now have or than may hereafter accrue to them, known, or unknown, foreseen or unforeseen, related to or arising from, the facts alleged in the Arbitration. The parties, specifically exclude from this Release any claims arising out of a breach by Centennial, Eastwind, Worrall or Centennial Acquisition Corporation, of the obligations under the Closing Agreement dated October 17, 1996 for which Worrall and Vicki Worrall are intended beneficiaries.

        9. It is expressly understood and agreed by and among the parties that this Release represents a settlement and compromise of disputed claims and that the payment of the consideration and release and termination of rights mentioned in this Settlement Agreement is not to be construed as an admission of liability on the part of any party, as the liability claims that the releasing parties have asserted in the arbitration are specifically and vigorously denied and disputed by The Eastwind Group, Inc. and Bruce K. Worrall.

        10. The parties hereby stipulate and agree that this Settlement Agreement can be entered as an award by the Board of Arbitrators. If any party believes that any other party is in violation of this Settlement Agreement, they shall first advise the other party in writing of said breach and provide a ten (10) day opportunity for cure by the allegedly offending party. If any of the undersigned parties thereafter brings an action to enforce any of the terms of this Settlement Agreement, that action must be brought in accordance with Section 11.04 (Arbitration) of the Merger Agreement.

        11. The undersigned hereby declare that this Settlement Agreement has been read completely before signing, has been discussed with legal counsel and is fully understood and voluntarily accepted for the purpose of making a full and final compromise, adjustment and settlement of any and all claims between Eastwind and Worrall which were asserted, or which could have been asserted, in the Arbitration or which are in any way related to the facts or occurrences which were or could have been alleged therein, and for the express purpose of





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                precluding forever any further suits arising out of the facts or occurrences which were or could have been alleged in the Arbitration.

        12. This Settlement Agreement is intended to bind and benefit Eastwind, Centennial Printing Corporation, Worrall, and Centennial Racing, Inc. and is not intended to confer any benefit upon any other person or entity except as specifically provided herein.

        13. In the event any portion of this Settlement Agreement shall be determined by a court of competent jurisdiction, to be illegal, invalid or unenforceable, such portion shall be severed and deleted, and the remaining portions hereof shall remain, legal, valid and enforceable, except that this paragraph shall not apply if any portion of paragraphs 1 through 9 of this Settlement Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable.

        14. It is further understood and agreed that this Settlement Agreement is the complete agreement between the parties, and that there are no other written, or oral understandings or agreements. This Settlement shall be binding upon and inure to the benefit of the predecessors, successors, assigns, heirs, executors, administrators, and legal representatives of the respective parties.

        15. This Settlement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall construe one and the same instrument.

        16. This Settlement Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

        17. This Settlement Agreement shall become effective immediately upon execution by the parties.

        IN WITNESS WHEREOF, we have set our hands and seals this ___ day of __________, 1998.

                                        The Eastwind  Group, Inc.

 /s/ Bruce K. Worrall                   By: /s/ William B. Miller
____________________________               ______________________ (SEAL)
BRUCE K. WORRALL                           WILLIAM B. MILLER
                                           Senior Vice President and
                                           Chief Financial Officer

Centennial Racing, Inc.                 Centennial Printing Corporation

By: /s/ Bruce K. Worrall                By: /s/ Bruce Jackson
   _________________________ (SEAL)        ______________________ (SEAL)
   BRUCE K. WORRALL                        BRUCE JACKSON
                                           President